PAULA S. MORELLI CPA P.C.
21 Martha Street
Freeport, NY 11520
Phone: (516) 378-4258
psmcpapc@aol.com

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors
Skajaquoda Group, Inc.

I consent to the use in this Registration Statement on Form S-1 of my name under Experts in the prospectus and to my report included therein relating to the financial statements of Skajaquoda Group, Inc.

By: Paula S. Morelli CPA
Paula S. Morelli CPA P.C.
Freeport, New York

August 31, 2011